Goldman Sachs Global Capital Good Conference

Federal Signal Corporation

Transcript
November 3, 2004

Jack Kelly:	Good morning, and welcome to our session this morning with Federal Signal.

Before introducing the members of management, I just have to read one of our compliance statements, and it’s real simple. Goldman Sachs has received compensation from, or has had a client relationship with, or owns one percent of a number of the companies to be discussed today. So, this is for the entire day, not just for this session, and if you want any of the details on the companies who are presenting today with regard to their relationship to Goldman Sachs, the website to go to check that out is gs.comresearch/hedge/html. I’m sure you’ll copy that down, but if you’d like to followup, I can give it to you a little bit later.

Thank you for coming this morning. We know it’s early and, probably like the rest of us, you were probably up late last night watching the returns come in. But we’re very fortunate today to have with us two key members of the management team at Federal Signal; Bob Welding, Chairman, CEO; and Stephanie Kushner, the Chief Financial Officer.

With that, just in terms of the format, Bob, I think you might — were going to make a couple opening comments, then I was going to go into the Q&A period with some of my questions, and then we’d like to open it up to whatever’s on your mind. So, Bob?

Bob Welding:	OK. Well, thanks a lot, Jack, and thanks for inviting us here to this great session, and we appreciate all of your interest in our company, and look forward to sharing some of our progress with you.

As all of you know, I’m sure, Federal Signal is in the middle of a transformation that we began about a year ago now. I arrived at the company December 1st last year, and the company hadn’t been performing to the point where we had in the past, and to what our potential was. So, arriving on the scene, we’ve spent the first six months really looking at what we were doing, at the businesses that we were in, at the markets that we were in, and made an assessment about what we wanted to be when we grew up. And we made an announcement mid-year in regard to some determinations that we had made about businesses that we were going to exit, and things that we were involved in that were more distracting than adding value.

And so, we’re in the middle of that. It’s a phase where we’re jettisoning some things that are distracting. We are looking at the capacity that we have on the product lines that are core to us, and we’re closing down some plants and consolidating operations, and this is for a variety of reasons. One is to get ourselves in a position where we can continue to improve the businesses that are going to carry us forward, to get our cost structure down to an affordable level, and to position ourselves for growth into the future. So, we’re — this year has been a transitional year for us. We just came off a third quarter that none of us were very proud of, of course. We had things going on that we knew that we would be involved in as a result of the consolidations that we’re doing, but also, obviously, we’ve been having the headwind of commodity price increases and those kinds of things.

But having said that, the two markets that we serve are both doing very well. The industrial market started taking off early last year, and it’s continuing to grow, and the municipal market started coming back in the second quarter, and that’s continuing to grow, as well. So, it’s fortunate, I guess, that we have that kind of wind in our sails as we’re going through this difficult transitional period, but here we are, and we’ve got more work to do, but having some fun at it, I guess.

Jack Kelly:	Great. I guess when you — before you joined the company, Bob, you — I’ll use the word “turnaround” — you knew it was a turnaround situation, at least with regard to fire, rescue and refuse, and maybe we can focus on that a little bit later. But putting aside those two if you can for a minute, as you — what were your initial impressions of the rest of the company versus what you’ve actually discovered or looked at in approximately the last year or so? And maybe the plusses and — the pleasant surprises, and maybe the unpleasant surprises, putting aside refuse and fire.

Bob Welding:	OK. Well, there were a couple of things that really got me interested in the company as I was looking in at the opportunity and trying to make my decision. One is the fact that the company, it’s a very diversified company, in many different types of products and different markets. But, without exception, tremendous branding strength in just about every one of our products. Tremendous market position in the U.S., and products that aren’t — we’re not going to be successful by being the lowest cost guys. These are products that are positioned well in the market because of their performance and robustness, and so on.

So, those are pretty strong levers, the fact that 70 percent of our sales at the time were in the U.S., in North America, and that with the brand strength and the technology that many of these products have, the capability to be taken more forcefully in other markets. So, that was — those are the things that really got me very interested but, even in regard to refuse and the Fire Rescue business, those things still existed. There are operational issues, and there are some product structure issues, as I talked about before. But those things seemed to me, at the time, to be very solvable.

So, I’d have to say that I didn’t have any unpleasant surprises. I think the extent of the issues at fire and rescue were — it’s not that I didn’t understand it, but the fact that the amount of time it’s going to take to get those back on plan was larger than I had imagined at the time. But other than that, there really weren’t any unpleasant surprises. The nice, pleasant thing that I found is that, in fact, as I’ve learned, the management teams and the people in the company and our workforce in general, we have a very, very proud, enthusiastic and committed workforce, and a workforce that will respond very well, and has responded very well, to the things that we — the changes that we’re trying to make. And obviously, you have to have the workforce willing to do the changes that you’re trying to do in order to be successful, so I’m very encouraged by that.

Jack Kelly:	OK. You had mentioned in your opening comments, had gone through the portfolio and maybe closed some businesses. Are we pretty much through that, or is there more to come?

Bob Welding:	At the time we identified — I think there were seven specific transactions that we’re doing in terms of divesting some joint ventures, and so on. At the time, we also said that we had identified some product lines that we had determined to not be core to us going forward, and that we would look to divest of these at the right time. We’ve gotten rid of the ones that were drags on our earnings, and so the product lines that are left, that are not core to us going forward, are not problems for us. But nonetheless, we do want to divest of those eventually, and we’re just waiting for the right time to do that. We want to do the best thing for our shareholders. We want to be able to focus on the products, to invest in developing our distribution channels even to a greater extent, to invest in new product development, and to look for good bolt-on acquisitions in these areas that are core to us.

So, these other areas, we can’t wait too long because we’re putting too much attention on them, but at the time, we said that if we did everything that was on our radar screen, the full extent of the divestitures would be less than about 10 percent of what our revenue was at the time, which was $1.2 billion. And it’s a good market for divestitures right now, and so we’re looking at some things, but we’re not going to do it unless we can get a real good price for it.

Jack Kelly:	OK. I know you’re going to be having your outlook call for ‘05 in another couple weeks or so, so we don’t want to jump into that. But, in looking at your various businesses, can you share with us maybe some of your long-term aspirations in terms of margins? Not what ‘05 might be, but when the turnaround or kind of the fix-up job is kind of completed on a couple of these divisions.

Bob Welding:	Sure. If you look at our Safety Products group, for example, that business has historically done margins in the area of 12 to 15 percent. We’re getting close back in that area again, so that getting it to 14-15 percent will be something that would be very satisfactory. In our Tool business, if you go back — it’s a number of years — that was in the low 20s. We’re not going to get there again. There are some structural things that have changed. But certainly, getting it in the area of the mid-teens, low to mid-teens — I should say mid-teens — would probably position it a bit better - it’s something that I would be very happy with. The Fire Rescue business, if you go back far enough, that business used to be able to do 10 percent margins, and one of our competitors is able to do that. We’re basically in the same kind of business, so I’m not going to be satisfied until we can get that back there. And in our Environmental Products group, we have some product lines that are doing extremely well, the results of that group, of course in the short-term, are being dragged down significantly by Refuse back to where the rest of the Environmental Products group margins have been, but, in terms of an overall group, eight, nine percent should be very doable.

Jack Kelly:	OK. You had mentioned the structural changes in Tool. It always was just a really nice, consistent business. Is that — is the change in structure imports, Bob, or what’s going on there that maybe has knocked down the margin potential of that group?

Bob Welding:	Well, that group more than any is being affected by all of the offshoring that’s been going on. If you look at one of our major markets in our metal forming expendable tooling business, was it the white goods, the appliances? And if you look at where appliances are made now, particularly the small hand appliances, I don’t think there are — there are very few that are made in the U.S. If you look at washing machines and those kinds of things, more and more of those are coming from offshore. So, that’s been one big affect, that structural. The Automotive business, the industry has been under a lot of strain lately, and they’re looking more at acquiring components, including tooling components, offshore, so that’s been more competitive. So, there are a couple of things. One is that some of the volume has gone away, and what is left is more competitive.

Jack Kelly:	This suggests that you’re going to have to kind of outsource your — kind of — some of your production, or move it to a lower-cost environment, or if you do, you’re just running into competitors over there. Is there a solution to this?

Bob Welding:	One of the — what we have been doing, starting a couple years ago actually, is transitioning more and more of our production to a lower-cost area. As an example, we opened a plant in Portugal a couple years ago, in ‘03, and then, during this year, we’ve been phasing production out of our plant in France and moving most of that to Portugal. So, that’s an indication of where we’re headed. In North America, we view that our plant in Canada would be one that we would probably expand more so than our plants in the U.S.

In regard to Asia, we talk publicly about being involved in several projects in China, and one of those is in regard to the Tool business. So, in all we’re in three different kinds of businesses in tooling: in metal cutting tooling, very specialty things; in metal forming, again, very special parts; and in plastic injection molding. And in each of those areas, we have very strong brand names again. The brand names are very strong in the U.S., but not necessarily well known outside of the U.S. But, to the extent that our customers are moving offshore, then we get some pull from them. So, I think we can be very successful in maintaining or growing our market share, as long as we’re able to service the customers in these areas.

Jack Kelly:	Maybe just getting back to Fire Rescue, as well having [inaudible] earlier this year. And I think you said it well. You put your fingers on the problem, but maybe it’s taken longer to resolve them than you initially thought. What was the source of that? Well, not necessarily the source of the problem, but we identified the problems, and it’s taken — it will take longer. What happened there? What was that process that’s taking longer?

Bob Welding:	Well, the part of it that is going to take a long time, calendar time, is the process of getting the product defined and structured. We talk in terms of the issues with Fire and Rescue being operational but, if you get down to the root cause of it, it has less to do with the effectiveness on the manufacturing floor and more to do with the fact that the products are so customized and so special. This is a business that is not going to change in the short-term from wanting very highly customized products and highly complex products. So, what the company hasn’t done over the years is to adapt the systems and processes to be able to provide some structure and definition to even these highly complex products to the point where we can generate accurate bilis of materials, accurate work constructions, and so on.

So, we’re not going to standardize the product, because that’s not what the market wants. Nonetheless, we have to do a better job of being able to modularize all these different options and components, and make sure that everything is pre-engineered, make sure all the drawings are done, make sure everything is fully costed, and then build a product from these standardized modules. And this is the type of thing that has occurred with — this type of transition has occurred over the last 15 years or so in the heavy truck industry and other industries that traditionally have offered very highly complex and highly customized products.

In order to do this, this requires a very special skill set. It requires the intellectual property of the people in the company that know the most about how fire trucks are built and what the market desires in terms of combinations of features and benefits. So, what’s limiting our ability to get this structure put in place is the fact that we’re tying up our best, most valuable resources, and spending almost full-time doing this, and we have a limited supply of those resources. And what we don’t want to do is to make stupid decisions and then build a structure around stupid decisions.

So, this is what’s really limiting us and, in the short-term, there are things that we can do out on the manufacturing floor to reduce the amount of disruptions that we’re having, that cause us to mis-build and cause us to have to rearrange the schedule, pull some forward as we delay some waiting for parts, and so on. So, the way we’re going about doing this now is just manually grunting through the bills and materials and the shop orders and parts lists, just to try to catch any omissions or mistakes before it gets out onto the plant floor. We do have — the plant is very well organized. The material pull systems are effective so, to the extent that we’ve procured the correct parts and got the bill of materials right, and that we have provided the right shop orders and work constructions, things flow pretty well. But that doesn’t happen with nearly enough of the products that we have. So, it’s a very manual process right now, Jack, and, until we get these products very well defined, it’s going to have to continue to be that way.

Jack Kelly:	So, you’re kind of indicating it’s as much as a front-end problem as your — as it is a manufacturing floor—?

Bob Welding:	—It’s 90 percent a front-end problem.

Jack Kelly:	With that, though, as you try to change the front end, maybe standardize it, or maybe a better way is just working on — with the customer, what it’s going to cost them for the product, has that hurt you as you’ve gone through this process with your [inaudible] configurating, now that you’ve changed over to [inaudible], has that hurt you with the very fire officials that don’t like this approach, it’s costing them more, or do they understand that, once you explain what the cost structure of your product is?

Bob Welding:	Well, the only products that we’ve rolled out so far are two product lines, and they happen to be the simplest, lowest cost, most standardized product lines, because this configurator tool that we’re implementing, we wanted to make sure that we would tackle the toughest issues as we’re learning how to use this tool. So, from that standpoint, not much has changed. Those weren’t the vehicles that were causing us problems in the first place, and those are vehicles that the number of options has not diminished at all, and the customer base understands that — if they’re buying this model of a truck, that the options are limited. So, that’s gone over without any problem.

I think there’s been some trepidation from our dealers about, as we talked about structuring the product, that they are thinking ‘standardizing the product’, and that’s not what we’re doing at all. We’re defining it such that, when a customer orders this style of fire truck with this kind of layout for the storage compartments and so on, that we have all of the drawings done, we know that there won’t be interferences as we install this pump with this kind of body size, with this kind of ladder racks, and with this kind of control panels, and so on, to make sure that all of this stuff fits together, the drawings are down in those cost sets. So, in the process, we will be able to make better decisions on how to help guide the customer to a product that we know absolutely sure will satisfy his needs, and a product that we know we can build in a very high quality level and an acceptable cost level, and everybody will be happy.

Look, the way we do it right now is we, without exaggerating too much, we just offer a blank sheet of paper to the Fire Department, the Fire Chief, and say, “What would you like?” And of course, if you ask someone like a Fire Chief “What would you like,” he’s not going to — he’s going to take that opportunity to tell you what he likes. And we really haven’t had any financial disincentives for that guy to not just define this thing however he wished. So, we’re going to provide absolutely whatever the customer wants. There will be cost penalties for doing things that are beyond reasonableness. And this is what I think one of our competitors has done very well, that they’ve defined the product very well. They have these pre-configured modules that they offer and, if you offer these pre-configured models, or options to a customer, they’ll choose from those in just about all the cases. And if he wants something that’s different than that, they provide it, but it comes at a significant cost premium. And that works very well for them, and that’s exactly what we’re trying to do here.

Jack Kelly:	Just maybe one final question on the Fire Rescue side. Given the problems you’ve had in the last nine months, I know it’s tough to get a market share number because, maybe on a quarterly basis, the data is tough to come by. But what’s your sense of what’s happening in terms of market share for Fire Rescue so far this year?

Bob Welding:	Yes. The last industry data only goes to the end of the fourth quarter last year so, for the nine months this year, we don’t have the data out yet. It’s due any day, but it’s been due out any day now for several weeks.

But through the end of last year, through 2003, we picked up one point of market share. Now, we’ve had a lot going on this year, and we know — we’re pretty sure that we’re going to lose market share as a result of our decision to reduce the offerings that we will provide in the next few months on stainless steel product as we close down the troubled New York plant and consolidate that into Ocala. So, we would expect to lose about one point of share in regard to that.

Otherwise, we don’t know of any specific instances other — we’ve had one case where one of our competitors got a very large order, just a couple weeks ago, in Connecticut for homeland defense type of rescue trucks. And we were bidding on that, and we just didn’t want to go as low price as what they were willing to go to get it. And so, that was a big block of trucks. Other than that, I don’t know of any specific instance where we should have lost any share. We — our dealers — have been distracted throughout the last several months as we’ve been shaking things up in the management team, and so on. I don’t know of any specific instance where this has cost us anything. But certainly, it could be that these guys weren’t working on some of the deals as hard as they normally would have been working on, and my sense is, and this is something that I think will be borne out yet in the fourth quarter, but my sense is that one of our problems in the first four areas, as these guys were distracted, they weren’t working as hard on getting these deals closed. I don’t think we’ve lost any, but I think we could have brought them forward into the third quarter a little more. So — but perhaps we lost a deal or two. Our dealers are not reporting to us that we’ve lost anything that we thought we would get. So, other than this one deal, I’m not aware of any reason why we should have lost any share.

Jack Kelly:	OK. On your third quarter conference call, you had indicated that the Refuse business, sales-wise on an annualized basis, was probably running roughly half the level of when you acquired those businesses back in late ‘02. Given that sales, I guess I’m trying to get a sense of what are you sizing your cost structure to in terms of sales? So, if we have this run rate roughly half of sales of what we had previously, is that what you’re gearing your cost structure to and, therefore, can we expect, some time next year, to return to profitability?

Bob Welding:	We’re still operating at about half of the volume that it was early in ‘02, so, by the second half of ‘02, right before our acquisition, the volume — some of the volume from Waste Management had already started to fall, not the long-term contract replacement, but just the fact that they started — they reduced the number of trucks that they were buying at the time because they were consolidating routes and trying to stretch out the useful life of their trucks.

But, since the beginning of ‘02, we are, right now, about half of where we were. The cost structure that we’re getting in place would support a business that is about, let’s say, 20 to 25 percent higher than where we are right now. We’re not gearing up, although we fully believe that, perhaps three or four years down the road, that we’ll get that volume back, even without a significant increase at Waste Management. We’re not building our cost structure to that point, so as we’re going through this consolidation, which will be completed by the end of the first quarter, obviously we don’t get all of the cost economics in place. It doesn’t automatically all drop into place April 1st, either.

So, throughout the second quarter, we’ll have some inefficiencies as we’ve gotten all this volume now in one plant and so on, and we’re still working hard on this. And to take a business that had a cost structure at twice the volume that we have now, and not very profitable, to one where it is now, it takes a lot of work. And we’re not there yet. We’re working hard on this. Our target is to be at a break-even position by the second half of next year. And we’re not there yet, but we still have some things that we’re working on.

Jack Kelly:	On that second half break-even you’re talking for next year, again, we’ve got the same volumes on current level with a — what, 20 percent? You mentioned 20-25 percent earlier. I’m not sure I understood that.

Bob Welding:	Yes. We need some — we need about 20 percent more than where we are running right now.

Jack Kelly:	To get to — and when you get the cost structure to where it is, with that, you could get a break-even in the second half?

Bob Welding:	Right, that’s where our target is. Now, there are a couple things happening in ‘05 where we believe that there will be some significant comebacks in the industry. One is that the large commercial accounts, who really haven’t bought much in the last several years, are coming back in. And also, the municipal budgets continue to improve, and so we expect the municipal markets to continue growing through next year. And we expect to get a piece of both of those improvements.

Jack Kelly:	I think we’re opening up to the audience for questions. Stephanie, could you just give us an update on Sarbanes Oxley? I’m sure it’s something near and dear to your heart.

Stephanie Kushner:	We’re not unlike the rest of corporate America, getting over the finish line on section 404 is occupying lots of time, lots of focus. I think Federal Signal, because we were built up through a series of acquisitions, highly decentralized, 30-plus different ERP systems, we’ve had a pretty tough footprint in terms of implementing all the documentation and controls and so on with respect to 404. We’ve got a real strong VP of Internal Audit who’s leading the effort, and we’ll get there. We will spend about $1.5 million out-of-pocket, which is significant, but I think probably more significant is the amount of time and energy that has been put into this project throughout all of our operating units, and that probably has been the most painful element to the whole process. So, we’ll get there, but it’s been painful.

Jack Kelly:	Any questions? Yes? Turn the microphone on.

Unidentified Man:	As it relates to the Refuse business, you guys are moving the production to Canada. I’m just wondering, with the Canadian dollar where it is, have we sort of compromised our cost position in any way? What are the — what does the Canadian dollar sort of need to do there?

Bob Welding:	Well, when we started this, the dollar was at about $1.30 Canadian, I think it was, and now it’s $1.22, I guess, somewhere in that area. So, that has hurt us, but the cost difference between these two places is so enormous that we still — I mean, it’s almost — no matter where the dollar would have — the Canadian dollar would be now in terms of strength, that this is the better deal for us. But certainly, it would have been better if it would have stayed at $1.33.

Unidentified Man:	I’m sorry, I just wanted you to clarify this break-even, just to make sure I understood you clearly — that the second half of ‘05 breaks-even with the volumes 20 percent higher versus where they are today?

Bob Welding:	Yes. the plan that we’re working on is multifaceted. First of all, with this consolidation, we’re taking out $8 million fixed cost. Now, that’s on a full-year basis, so we don’t get all of that in ‘05. We are working hard to lay out the manufacturing lines so that the ones that were at Wittke or at Medicine Hat are more efficient going forward than they are now, and that the one that we’re moving in from Leach is more efficient than it was in the current plan. We’re working on some supplier alliance issues. We’ve already outsourced a lot, but we’re looking at perhaps changing that profile a little bit so that we in-source some things that we’d outsourced before, and outsource some other things. So, looking at the right blend of that, and sizing the overhead structure so that it’s appropriate, as well as a little bit of volume uplift. So, that’s the plan that we’re working on.

Jack Kelly:	Just a final question, Bob. In terms of acquisitions, you’ve got a lot on your plate so far this year in terms of other issues. But could you maybe share with us your — the areas you’d like to look for acquisitions, and if, in fact, you’ve had the time to do that in these months?

Bob Welding:	Yes. Well, we have a person on my staff that is looking at this all the time and we’ve identified those product lines and businesses that are strategic going forward. So, as I would like to characterize it, rather than him maintaining a list of 30 or 40 companies that are available in our space, that he’s now looking at a list of maybe 15 companies that we’d really like to have, and looking at it more in terms of strategic acquisitions as opposed to opportunistic. Of course, if the opportunistic ones come along that fit the requirements, we certainly would look at those as well, but we’d like to be more proactive in that regard.

We’ve set about a strategy of growing the revenue at the rate of — we’re in the high single digits as we characterize that, and that roughly two-thirds of that growth would come from things that we do organically to grow our existing businesses, and roughly one-third of that from strategic bolt-on acquisitions. So, right now, we are very busy at other things. There aren’t any acquisition candidates that are out there now that are on our list of “like to haves”. It’s not the right time for that at this point. But we want to be ready when they do come up, but I wouldn’t be too disappointed if these things would wait a few more months.

Jack Kelly:	Fair enough. Well, Bob, Stephanie, thank you so much for your participation this morning. It was very informative.

Bob Welding:	OK. Thanks again, Jack, for having us.